EXHIBIT 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Parallax Health Sciences, Inc. of our report dated April 11, 2014 on our audit of the balance sheets of Parallax Health Sciences, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013 and from inception on December 30, 2008 through December 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 14, 2014

50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107   Phone: (888)727-8251      Fax: (888)782-2351